FOR IMMEDIATE RELEASE

Contact:  James G. Powell
Phone:    515-791-8392




      NEWTON, IOWA--(Sept. 30, 1994)--Due to recent deterioration and current weakness of the new issue equity market in Australia, Maytag Corporation announced today it will not proceed with a planned initial public stock offering of its combined Australian subsidiaries.

      Maytag Chairman & CEO Leonard A. Hadley said, "Hoover Australia is a strong, profitable company, with a good outlook for this year and 1995.  We can create greater shareowner value by retaining this business rather than divesting it in a down market."

      In late May, Maytag announced its intention to pursue an initial public stock offering of its operations in Australia and New Zealand.  At that time,

Hadley pointed out that the operations there were performing well, but they were not critical to Maytag's business strategy.

      "Several months ago, our intentions to divest our operations in

Australia made sound business sense.  Now, given the weakness in new equity issues in Australia, we will receive greater benefit by continuing to own and run the operations, which are positioned for further growth in 1995." Hadley said.

      Hoover Australia has been a division of Maytag since 1989.  It manufactures laundry equipment, refrigerators and floor care products primarily for the Australian and New Zealand markets.

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      Maytag is a leading appliance enterprise focused on five principal areas of home management:  laundry, cooking, dishwashing, refrigeration and floor care.  Vending equipment is an additional corporate business.  Its appliance brands include Maytag, Hoover, Jenn-Air, Magic Chef and Admiral.

Dixie-Narco is the corporation's vending equipment manufacturer.

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